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                                                                    EXHIBIT 99.1

                Standard Financial                     TCF
                ------------------                     ---
                Thomas Ryan, Exec VP, CFO              Cynthia Lee (Investors)
                (630) 986-7833                         (612) 661-8859
                Randall Schwartz, VP, Gen. Counsel     Ann Storberg (Investors)
                (630) 986-7836                         (612) 661-8883
                Bill Murphy, Financial Relations Bd.   Elizabeth Anders (Media)
                (312) 640-6764                         (612) 661-8853



                                                           FOR IMMEDIATE RELEASE

                    TCF AND STANDARD FINANCIAL AGREE TO MERGE
                          CREATING $10 BILLION COMPANY


     MINNEAPOLIS, March 17, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) and Standard Financial, Inc. (Standard) (Nasdaq--NNM:STND) today announced a definitive agreement to merge, creating a company with a combined $10 billion in assets and providing access to 276 financial services offices and more than 900 ATMs in five midwestern states.

     The transaction is structured as a cash election merger, providing for an exchange of TCF common stock and cash for Standard shares. TCF will be the surviving corporation in the merger. The transaction is expected to have an aggregate value, based on the closing price of TCF common stock on March 14, of approximately $424 million, or approximately $25 per Standard common share. The transaction value is approximately 160 percent of Standard's book value. TCF expects the merger to be accretive to both reported and cash earnings in 1998.

     TCF Chairman and Chief Executive Officer William A. Cooper said that Standard's retail branch network complements TCF's 35 Illinois bank branches, 26 of which are in the Chicago area. "This union significantly expands our profitable and growing Illinois franchise," said Cooper. "Chicago has long been an attractive market for TCF - a large, urban-based population receptive to banking convenience - and Standard has an exemplary tradition of meeting community banking needs." Cooper added that no bank branches will be closed in connection with the merger.


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     "Joining TCF will accelerate our transformation to a leading consumer bank, for the benefit of our shareholders, customers, and the communities we serve," said Standard Chairman and President David Mackiewich. "We will have access to a broader range of products and services, convenient banking locations - including seven-day banking at supermarkets and 248 Cash Station ATMs - and the financial resources of a dynamic regional bank."

     "We believe this merger will produce long-term revenue enhancements and meaningful cost savings," said Cooper. He noted that the strategic plan for improving the Chicago franchise follows TCF's community banking philosophy: increasing lower interest-cost checking, savings, and money market deposit accounts; increasing higher-yielding consumer and commercial loans; introducing complementary products and services such as annuities, mutual funds, debit cards; and consolidating back-office operations.

     For Standard's stockholders, the transaction will be structured as a cash election merger in which holders of Standard's stock will have the right to choose either cash or TCF common stock, or a combination of the two. Between 40 percent and 60 percent of the purchase price will be paid in shares of TCF common stock, and the remainder will be paid in cash. The transaction will be a tax-free exchange for Standard's stockholders to the extent they receive shares of TCF common stock.

     The exchange ratio for shares of Standard stock will depend on the average trading price of TCF stock during the 30 trading days preceding the merger. If the average trading price of TCF stock during that period is between $43.75 and $47.75, each Standard share will be converted into the right to receive consideration having an aggregate value between $24.69 and $25.81. If the average trading price of TCF stock is below $43.75 but greater than or equal to $37.50, each Standard share will be converted into the right to receive consideration having an aggregate value of $24.69. If the average trading price of TCF stock is above $47.75 but less than or equal to $54.00, each Standard share will be converted into the right to receive consideration having an aggregate value of $25.81.


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     The definitive agreement was signed after completion of due diligence and approval of both companies' boards of directors. It is subject to approval by Standard's stockholders, and required regulatory filings and approvals. The merger is expected to close in the third quarter of 1997 and be accounted for as a purchase transaction. Standard has agreed to pay a $15 million termination fee if the merger agreement is terminated under certain circumstances.

     In connection with the transaction, TCF will record intangibles of approximately $200 million.

     After the merger, Standard's bank branches will be combined with TCF Bank Illinois. The directors of Standard will join TCF Bank Illinois' board of directors. Mackiewich will become executive chairman of TCF Bank Illinois and a director of TCF Financial Corporation. Michael B. Johnstone, president and chief executive officer of TCF Bank Illinois, will continue in that capacity.

     TCF will contribute $1 million over five years to Illinois community organizations, consistent with TCF's philanthropic giving program which is focused on housing and economic development in low-income communities, and K-12 education reform.

     In connection with the merger, Standard has announced that it has postponed its annual meeting and plans to call a special meeting at which it will seek stockholder approval of the merger.

     Standard is a community-oriented thrift institution with $2.4 billion in assets and 14 full-service offices on the southwest side of Chicago and in the nearby southwestern and western suburbs. Excluding a regulatory special assessment, Standard reported record 1996 earnings of $17.7 million, or $1.13 per share, a return on average assets of 0.78 percent, and a return on average equity of 6.60 percent.

     TCF is a Minneapolis-based stock savings bank holding company with $7.1 billion in assets and more than 260 financial services offices. Its bank subsidiaries operate in Minnesota, Illinois, and Wisconsin as TCF Bank, and in Michigan and Ohio as Great Lakes Bancorp. Affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.


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Excluding a regulatory special assessment, TCF reported record 1996 earnings of
$107.4 million, or $3.04 per share, a return on average assets of 1.56 percent, and a return on average common equity of 20.22 percent. TCF intends to convert its federal savings bank subsidiaries into national banks in the 1997 second quarter, pending all required regulatory approvals.

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